EXHIBIT 12 - COMPUTATION OF RATIOS
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                             HEALTH AND REHABILITATION PROPERTIES TRUST
                                           (In thousands)

                                                                                               QUARTER
                                                                                                 ENDED
                                                     YEAR ENDED DECEMBER 31,                   MARCH 31,
                                           1989         1990       1991        1992     1993     1994

EARNINGS:
INCOME BEFORE EXTRAORDINARY ITEM           $7,900     $ 14,280    $22,079   $ 27,243  $ 37,738  $  12,650
ADJUSTMENT FOR FIXED CHARGES                9,930        9,997     12,305     10,419     6,529      1,474
                                         --------     --------   --------   --------   -------  ---------
       TOTAL EARNINGS                    $ 17,830     $ 24,277   $ 34,384   $ 37,662  $ 44,267  $  14,124

FIXED CHARGES
INTEREST EXPENSE:                         $ 9,554      $ 9,511   $ 11,741     $9,466   $ 6,217  $   1,259
AMORTIZATION                                  376          486        564        953       312        215
                                          -------      -------   --------    -------   -------  ---------
       TOTAL FIXED CHARGES                $ 9,930      $ 9,997   $ 12,305   $ 10,419   $ 6,529  $   1,474

RATIO OF EARNINGS TO FIXED CHARGES           1.8x         2.4x       2.8x       3.6x      6.8x       9.6X
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